Exhibit 10.1

05/20/2025

Robert VanHimbergen

8124 W. Knightsbridge Drive

Mequon, Wisconsin 53097

Dear Bob,

It is my pleasure to extend to you a formal offer of employment with Elanco US Inc. and to outline the provisions of that offer in detail. The position is Executive Vice President & Chief Financial Officer reporting to Jeff Simmons, President & Chief Executive Officer. This offer includes an opportunity for continued professional challenge and growth and an attractive compensation and benefit package. You will begin employment with Elanco on 07/07/2025

(your “start date”).

Your annualized base salary will be $660,000.00, prorated based on your start date in 2025. You will be eligible to be considered for a salary increase effective January 1, 2026. You will be classified as an exempt employee under the federal Fair Labor Standards Act and any applicable state or local law.

In addition, you will be eligible to participate in the Elanco Corporate Bonus Plan, which provides the variable part of your total annual cash compensation. This annual incentive program for eligible employees is designed to align employee performance with company goals. The bonus is comprised generally of three components:

•	Your individual bonus target, which is based on your job path, level and pay scale is currently equal to 75% of your base salary earnings; and

•	Company performance as determined by the Compensation and Human Capital Committee of the Elanco Board of Directors (the “Compensation Committee”), which, for fiscal 2025 is currently measured by the year-over-year change in "Elanco Cash Earnings," a cashflow-based measure of economic profit.

Annual Equity Compensation

In addition to your base salary and bonus, you will be eligible to participate in the Elanco Stock Plan, which reinforces Elanco’s pillar of Ownership and helps align the decision-making of our internal stakeholders with long-term shareholder interests. The form of equity awards and their associated performance metrics will be provided at time of grant following approval by the Compensation Committee.

For fiscal 2025, you will receive annual equity awards with a grant date fair value equal to the pro-rated amount of your annual target equity award grant value (which is $1,100,000), which will be delivered 50% in the form of restricted stock units and 50% in the form of stock options, which will vest as to one-third of the shares on each annual anniversary of your start date.

These equity awards (and the Make-Whole Equity Award described below) will be granted to you on October 1, 2025 pursuant to the Company’s equity grant timing policy. The number of shares subject to each award will be determined by dividing the value of the award by (i) in the case of restricted stock units, the closing price of a share of the Company’s common stock on the grant date and (ii) in the case of stock options, the Black-Scholes value of a share of the Company’s common stock on the grant date.

Make-Whole Cash Bonus

You will receive a one-time make-whole cash bonus payment of $890,000, less applicable taxes, payable to you no later than 30 days from your start date to compensate you for certain cash incentive and equity awards scheduled to vest in the short term that you will forfeit in connection with your resignation from your current employment. Assuming you remain actively employed with Elanco for a continuous 3-year period following your employment, you will have no repayment obligation for the sign-on bonus. Should you cease to be employed by the company prior to that time, you will be responsible for repaying a portion of the sign-on bonus on your last day with Elanco as described in the Retention Bonus Agreement.

Please review and sign the Retention Bonus Agreement which you received contemporaneously with this offer letter.

Make Whole Equity Award

In addition to the annual equity program, you will receive a one-time make-whole equity award valued at $1,735,000 in the form of restricted stock units that vest as to one-third of the shares each annual anniversary of your start date.

Relocation Program

The company is pleased to offer a competitive relocation program when you relocate to Indianapolis, IN. A relocation counselor will be assigned to you to fully assist you throughout the complete process.

Comprehensive Benefit Program

This offer includes a comprehensive benefits package which is among the best in the industry today. Major aspects of these benefits are explained in the Benefits Enrollment Guide you have been provided.

Offer Contingencies

Your employment also will be subject to the terms and conditions outlined in this letter, which override anything previously communicated to you about your employment with Elanco.

As a part of our employment process, your offer and anticipated start date are contingent upon the following conditions:

•	Approval of the compensation terms set forth herein by the Compensation Committee;

•	Approval of your appointment as Executive Vice President & Chief Financial Officer by the Elanco Board of Directors;

•	Satisfying Elanco’s background check requirements, including but not limited to an acceptable criminal background check, educational verification and motor vehicle report (for positions required to have a fleet vehicle);

•	Proof of identity, eligibility, and authorization to be lawfully employed in the United States;

•	Compliance with the Elanco Code of Conduct or any subsequent code of conduct adopted by Elanco, including its training due within 30 calendar days of your start date;

•	Signature and completion of the Employee Confidentiality and Invention Agreement due within 30 calendar days of your start date; and

•	Evaluation and approval of any potential conflict of interest (e.g. board or committee service for a company involved in Animal Health/Healthcare or matters related to Elanco's business).

If you accept this offer, your employment with Elanco will be at-will, meaning that you or Elanco may terminate the employment relationship at any time, with or without cause, and with or without notice.

To accept Elanco’s offer of employment, please scroll to the very bottom of this document and sign to indicate your acceptance.

Sincerely,

/s/ Dave Kinard

Dave Kinard

Exec. VP Human Resources,

Communication &

Administration

On behalf of Elanco US Inc.

Signature:

/s/ Robert VanHimbergen

Robert VanHimbergen

Current Date:

Anticipated Start Date: 07/07/2025

For more information about Elanco’s processing of your personal information and your individual rights, view our Workforce Privacy Notice, which is also available from privacy.elanco.com. or email privacy@elancoah.com